EXHIBIT 3

CLINTON MAGNOLIA MASTER FUND, LTD.

c/o Clinton Group Inc.

9 West 57th Street, 26th Floor

New York, New York 10019

February 13, 2013

Via Electronic Mail and FedEx

Neutral Tandem, Inc. 550 West Adams Street, Suite 900 Chicago, Illinois 60661
Attention: Richard Monto, Secretary, General Counsel and Senior Vice President, External Affairs

Re:	Stockholder Notice of Intent to Nominate Persons for Election as Directors at the 2013 Annual Meeting of the Stockholders of Neutral Tandem, Inc. (the "Corporation").

Ladies and Gentlemen:

Clinton Magnolia Master Fund, Ltd. ("CMAG" or the "Record Holder"), hereby submits this notice (this "Notice") on the date hereof. The purpose of this Notice, as more fully set forth herein, is to provide notice to the Corporation of the Record Holder's intent to nominate six persons named in Annex A for election to the Board of Directors of the Corporation (the "Board") as directors (each a "Nominee" and together, the "Nominees") at the 2013 annual meeting of stockholders of the Corporation (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting").

Certain information relating to each Nominee is set forth in Annex A hereto. Attached as Annex B are consents signed by each Nominee evidencing a willingness to being named in a proxy statement as a nominee and to serve as a director, if elected. Attached as Annex C are the completed written questionnaires that are required of each individual being proposed as a director nominee and the written representations and agreements that are required of each individual being proposed as a director nominee, and attached as Annex D is background information of the other persons or entities on whose behalf the nominations are being made, in each case pursuant to Sections 11(c)(iii) and 11(d) of the Amended and Restated Bylaws of the Corporation (the "Bylaws"). The Record Holder notes, however, that the provision of this Notice and the execution of such written questionnaires and written representations and agreements as set forth in the Bylaws and in the form provided by the Corporation is not a waiver of any of the Record Holder’s rights and powers as a stockholder of the Corporation or an admission that the information requested by the Bylaws is reasonable or necessary to the Corporation’s stated purposes of providing adequate disclosure concerning the Nominees or determining the Nominees’ qualifications to serve as directors. In addition, the Record Holder’s submission of this information should not be deemed to constitute an agreement or representation by any person or entity that the Nominees, as members of the Board after an election thereto, will not seek to change any of the policies or requirements referred to or incorporated therein or that the Record Holder, any of the Nominees (before or after an election to the Board) or any other Participant (as defined below) will not seek to dispute the legal validity, interpretation or application of the terms thereof or remedies provided for therein that the Corporation may seek to enforce.

The Record Holder is the record holder of 200 shares of common stock, par value $0.001 per share, of the Corporation (the "Common Stock"). The Record Holder and its affiliates identified on Annex E (such affiliates, the "Beneficial Owners" and together with the Nominees, and each of their respective affiliates and associates, the "Participants"), may be deemed to "beneficially own" (within the meaning of Rule 13d-3 under the Exchange Act) an aggregate of 1,718,657 shares of Common Stock as more fully described in Annex E. In addition, one of the Nominees, Richard Katz ("Mr. Katz"), may be deemed to beneficially own an aggregate of 2,000 shares of Common Stock. Accordingly, the Participants may be deemed to own, in the aggregate, 1,720,657 shares of Common Stock, constituting approximately 5.3% of the Corporation's outstanding shares of Common Stock. Clinton has also sold options on 56,500 shares of Common Stock with an exercise date of March 16, 2013 and a strike price of $2.50. Share ownership is provided in this Notice as of the close of business on February 12, 2013. The percentages contained herein are based upon 32,222,896 shares of Common Stock outstanding as of October 31, 2012, as reported in the Corporation's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") on November 9, 2012.

The Record Holder believes that the business address of the Record Holder, as it appears on the Corporation's books, and the business address of each Beneficial Owner is 9 West 57th Street, 26th Floor, New York, NY 10019. The Record Holder represents that the Record Holder (i) is a holder of record of shares of Common Stock as of the date hereof and intends to remain a holder of record on the record date for the Annual Meeting and at the time of the Annual Meeting; (ii) is entitled to vote at the Annual Meeting; (iii) intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under applicable law to elect the Nominees and/or otherwise to solicit proxies from shareholders in support of such nominations; and (iv) intends to appear in person or by proxy at the Annual Meeting to propose the nominations described herein. The Record Holder intends to update the information contained in this Notice in accordance with Section 11(c)(ii) of the Bylaws.

It is anticipated that certain regular employees of the Participants will also participate in the solicitation of proxies in support of the Nominees. Such employees will receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that proxies will be solicited by mail, courier services, Internet advertising, telephone, facsimile or in person. The Participants may retain the services of a professional services firm for consulting and analytic services and solicitation services in connection with the solicitation of proxies. The terms of such engagement, the anticipated costs involved in the solicitation and number of employees or other agents to be employed will be finalized only when such firm is selected and engaged. It is anticipated that the costs related to this solicitation of proxies, including expected expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses will be borne by the Participants. The Participants may seek reimbursement from the Corporation for such expenses if all or any of the Nominees are elected.

As of the date hereof, to the knowledge of the Record Holder, based on information contained in the Corporation's Current Report on Form 8-K filed on September 13, 2012 and provided on the Corporation's website, the current Board consists of six directors, all of whom are to be elected at the Annual Meeting. If more than six directors are to be elected at the Annual Meeting, we reserve the right to nominate additional persons to be elected (each an "Additional Nominee"). Additionally, if, due to death or disability, any Nominee or Additional Nominee is unable to stand for election at the Annual Meeting, the Record Holder reserves the right to nominate one or more alternate nominees, as applicable, in place of such Nominee(s) or Additional Nominee(s) (each an "Alternate Nominee"). In either event, the Record Holder will give prompt notice to the Corporation of its intent to nominate any Additional Nominees or Alternate Nominees at the Annual Meeting. Except where the context otherwise requires, the term "Nominee" as used in this Notice shall be deemed to include one or more Additional Nominees or Alternate Nominees, as applicable. Notwithstanding the foregoing, we reserve the right to withdraw the nomination of one or more Nominees, Alternate Nominees or Additional Nominees at any time and will give prompt notice to the Corporation of such withdrawal.

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Each of the Participants has an interest in the election of directors at the Annual Meeting, as applicable, through the ownership of shares of Common Stock as described in Annex E, and/or as a Nominee. All transactions effected by the Participants in the shares of Common Stock and other securities of the Corporation during the past two years are disclosed in Annex F. Except as disclosed in this Notice, no Nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be brought before the Annual Meeting pursuant to this Notice. If elected, each of the Nominees would be considered an independent director of the Corporation under (i) the Corporation's Corporate Governance Guidelines, as provided on the Corporation's website, (ii) the NASDAQ Listing Rules and (iii) paragraph (a)(1) of Item 407 of Regulation S-K.

The Nominees have each entered into a nominee agreement pursuant to which the Record Holder has agreed to pay the costs of soliciting proxies in connection with the Annual Meeting, and to defend and indemnify such Nominees against, and with respect to, any losses that may be incurred by them in the event they become a party to litigation based on their nomination as candidates for election to the board of directors of the Corporation and the solicitation of proxies in support of their election. The Nominees will not receive any compensation from the Record Holder or its affiliates for their services as directors of the Corporation if elected. If elected, the Nominees will be entitled to such compensation from the Corporation as is consistent with the Corporation's practices for services of non-employee directors. A copy of the form of nominee agreement between the Record Holder and each of the Nominees is attached in Annex G.

The Record Holder hereby states with respect to each Participant, as applicable, that, to the knowledge of the Record Holder, other than as described in this Notice:

(i)	except as set forth in Annex F, each Participant is not, nor was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;
(ii)	(a) each Participant has no position or office with the Corporation, and has no arrangement or understanding with any other person pursuant to which he was selected to be a nominee, if applicable, other than with respect to the Nominee Agreements described herein; (b) neither such Participant nor any of its or his "associates" (which term, for purposes of this Notice, shall have the meaning ascribed thereto in Rule 14a-1 of Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is a party to any arrangement or understanding with any person with respect to (1) any future employment by the Corporation or its affiliates or (2) any future transactions to which the Corporation or any of its affiliates will or may be a party; (c) there were no transactions since January 1, 2012 nor are there any currently proposed involving such Participant or any of its or his associates in which the Corporation was or is to be a participant and in which such Participant, any of its or his associates, or any of their respective immediate family members or any persons sharing their respective households, have or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Regulation S‑K"); and (d) there are no material proceedings to which such Participant or any of its or his associates is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation or any of its subsidiaries;
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(iii)	none of the entities or organizations referred to in Annex A with which any Participant has been involved during the past five years is a parent, subsidiary or other affiliate of the Corporation;
(iv)	except as set forth in Annex E or Annex F, as applicable, (a) such Participant and each of its or his associates is not a record owner or direct or indirect beneficial owner of any securities of the Corporation or any parent or subsidiary of the Corporation; and (b) such Participant has not purchased or sold any securities of the Corporation within the past two years;
(v)	neither any Participant nor any of its or his associates has received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Corporation during the Corporation's last completed fiscal year, or is subject to any other compensation arrangement described in Item 402 of Regulation S-K;
(vi)	(a) there are no relationships involving such Participant or any of its or his associates that would have required disclosure under Item 407(e)(4) of Regulation S‑K had that Participant been a director of the Corporation; (b) except as disclosed in Annex A or as otherwise described in this Notice, there are no events required to be disclosed under Item 401(f) of Regulation S‑K that have occurred during the past ten years and that are material to an evaluation of the ability or integrity of any Participant; (c) there are no "family relationships" (as defined in Item 401(d) of Regulation S‑K) between any Participant and any director or executive officer of the Corporation or person known to the Record Holder to be nominated by the Corporation to become a director or executive officer; and (d) such Participant has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) in the past ten years; and
(vii)	other than with respect to the nominee agreements described above or as otherwise described in this Notice, none of the Nominees, their respective affiliates and associates, or others acting in concert therewith, have (a) received any direct or indirect compensation from, (b) entered into any material monetary agreements, arrangements and understandings during the past three years with, or (c) any other material relationships with, in each case, the Record Holder, the Beneficial Owner and their respective affiliates and associates, or others acting in concert therewith, including, without limitation, all direct or indirect compensation, material monetary agreements, arrangements and understandings during the past three years or any other material relationships (or any other circumstances or facts) that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S‑K if the Record Holder, any Beneficial Owner, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the Nominee were a director or executive officer of such registrant.
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The Record Holder understands that certain information regarding the Annual Meeting (including, but not limited to, the record date, voting shares outstanding and date, time and place of the Annual Meeting) and the Corporation (including, but not limited to, its various committees and proposal deadlines and the beneficial ownership of the Corporation's securities) will be set forth in the Corporation's proxy statement on Schedule 14A, to be filed with the Securities and Exchange Commission (the "SEC") by the Corporation with respect to the Annual Meeting, and in certain other SEC filings made or to be made by the Corporation and third parties under Sections 13 and 16 of the Exchange Act. To the extent the Corporation believes any such information is required to be set forth herein, the Record Holder hereby refers the Corporation to such filings. The Record Holder accepts no responsibility for any information set forth in any such filings not made by the Record Holder.

The Annexes are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Annexes, shall be deemed disclosed for all purposes of this Notice. All capitalized terms appearing in one of the Annexes that are not defined in such Annex shall have the meaning given in the body of this Notice or in another of the Annexes, as applicable.

The Record Holder believes that this Notice is sufficient to provide adequate notice and information to the Corporation regarding the intended nomination of the Nominees and complies with all notification and other requirements applicable to the Corporation, if any. If, however, you believe that this Notice for any reason does not comply with such requirements or is otherwise insufficient or defective in any respect, the Record Holder requests that you so notify it on or prior to 6:00 p.m. (Eastern Standard Time) on February 15, 2013 by contacting either Marc Weingarten, Esq. or David Rosewater, Esq. of Schulte Roth & Zabel LLP by telephone at (212) 756-2280 or (212) 756-2208, respectively. Please be advised that neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of the Record Holder, any of its affiliates or any of the Nominees to the Corporation from and after the date hereof shall be deemed to constitute (i) an admission by the Record Holder, any of its affiliates or any of the Nominees that this Notice is in any way defective, (ii) an admission as to the legality or enforceability of any particular provision of the Bylaws or any other matter or (iii) a waiver by the Record Holder, any of its affiliates or any of the Nominees of the right to, in any way, contest or challenge the enforceability of any provision of the Bylaws, or of any other matter.

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Very truly yours,

CLINTON MAGNOLIA MASTER FUND, LTD.

By:	Clinton Group, its investment manager

By:	/s/ Francis Ruchalski
Name: Francis Ruchalski
Title: Chief Financial Officer

ANNEX A

Information about the Nominees

Name:	Kevin J. Cameron
Age:	44
Business Phone:	[REDACTED]
Business Address:	[REDACTED]
Principal Occupation:	See below

Mr. Cameron is currently the Chief Executive Officer of Ionetix Corporation, a privately-held medical device company, which he joined in March 2011. From February 2003 to February 2008, Mr. Cameron was co-founder and President of Glass Lewis & Company, a leading independent research firm focused on issues of corporate governance. From 2001 to 2002, Mr. Cameron handled corporate affairs for Moxi Digital, Inc. (later acquired by ARRIS Group, Inc.), a technology venture focused on digital entertainment. From 1997 to 2001, he was employed by NorthPoint Communications Group, Inc., a publicly-traded broadband telecommunications company. Prior to 1997, Mr. Cameron was an attorney specializing in telecommunications law in Washington D.C. and served as a law clerk to the Hon. James L. Buckley of the United States Court of Appeals for the District of Columbia Circuit. Mr. Cameron also currently serves on the board of directors of two public companies, Keryx Biopharmaceuticals, Inc., a pharmaceutical company focused on renal disease, where he has served since June 2007, and Ecotality, Inc., a developer of clean electric transportation and storage technologies, where he has served since January 2012. Mr. Cameron also served on the board of directors of Reddy Ice Holdings, Inc., a manufacturer and distributor of packaged ice products, from January 2009 to June 2012, at which time Reddy Ice Holdings, Inc. underwent a pre-packaged plan of reorganization under Chapter 11. Mr. Cameron serves as Co-Chairman of the Policy Advisory Board of Glass, Lewis & Co. Mr. Cameron holds a J.D. degree with honors from the University of Chicago Law School, where he served as Articles Editor of the Law Review and a B.A., in Economics from McGill University, Montreal, where he received the Allen Oliver Gold Medal in Economics.

Mr. Cameron's qualifications as a director include his experience in finance and corporate governance matters, as a member of the board of directors of several public companies and in the telecommunications industry.

A-1

Name:	Jose A. Cecin, Jr.
Age:	49
Business Phone:	[REDACTED]
Business Address:	[REDACTED]
Principal Occupation:	See below

Mr. Cecin is currently a consultant to McWane, Inc., one of the largest privately held businesses in the United States, on technology strategy and operations. From 2011 to 2012, Mr. Cecin was the Chairman of the board of directors of Vuzix Corporation, a provider of optical display products to various markets. From 2009 to 2010, Mr. Cecin served as Executive Vice President and Chief Operating Officer of RCN Corporation, a competitive broadband services provider delivering all-digital and high definition video, high-speed internet and premium voice services to over 400,000 residential and business customers. He also served on RCN's board of directors, including on its audit and compensation committees. RCN was taken private by ABRY Partners at an enterprise value of $1.2 billion, which represented a 43% premium for shareholders. From 2003 to 2008, Mr. Cecin was a Managing Director of BB&T Capital Markets, the investment banking division of BB&T Corporation, where he was the Group Head of the firm's Communications Investment Banking practice. Prior to such time, Mr. Cecin was a co-founder of Cambrian Communications, LLC, a facilities-based telecommunications service provider, where he served as Chief Operating Officer. Mr. Cecin was also on the founding team of Wave International, Ltd., a company focused on financing and building telecommunications infrastructure in emerging markets. During his employment at Wave International, Ltd., from 1996 to 1999, he helped to acquire, fund and build a competitive telecommunications infrastructure in Venezuela. From 1992 to 1996, Mr. Cecin worked at Bell Atlantic Corporation (currently Verizon Communications, Inc.), where he served as a network engineer and as Managing Director of Corporate Development.

Mr. Cecin also has significant experience as a director of publicly traded companies. In addition to his directorship at RCN Corp., Mr. Cecin formerly served as Chairman of the Board of Directors of Arbinet Corporation, a leading provider of international voice and IP solutions to global carriers and service providers. From April 2008 to March 2010, he was the lead independent director of SkyTerra Communications, a 4G satellite services company, where he chaired a Special Committee of the board. From 2004 to 2007, he served as an independent director of NEON Group, Inc., a regional bandwidth transport services company.

Mr. Cecin earned a BSEE from the United States Military Academy at West Point, and an MBA from Stanford University.

Mr. Cecin's qualifications as director include his expertise and extensive management history in the telecommunications and wireless industries, as well as his experience serving on the board of directors of several public companies.

A-2

Name:	Alexander H. Good
Age:	63
Business Phone:	[REDACTED]
Business Address:	[REDACTED]
Principal Occupation:	See below

Mr. Good served as the Chief Executive Officer of Uniloc Luxembourg, S.A., a software technology company focused primarily on software activation and device recognition, since October 2012. From 2004 to 2010, Mr. Good was Chairman, Chief Executive Officer and President of SkyTerra Communications, a mobile satellite company. He also served as the Executive Chairman of Affinity Internet, Inc. (currently Hostway Corporation) from 2002 to 2003, as the Executive Chairman of Nexverse Networks, Inc., (currently Veraz Networks, Inc.), a private company providing application, control and bandwidth optimization solutions, and as a director of NextLevel Communications, Inc., a private company providing broadband communications systems. From 1999 to 2001, Mr. Good was Chairman, Chief Executive Officer and President of @Link Networks, Inc. He served as Executive Vice President of Strategy and Corporate Development at Bell Atlantic Corporation (currently Verizon Communications, Inc.) from 1997 to 1999 and as Chief Executive Officer of Bell Atlantic International from 1994 to 1997. Mr. Good served as Senior Vice President of MTEL Communications, Inc. and Chief Executive Officer of MTEL International from 1990 to 1994. He was also appointed by President Reagan and confirmed by the U.S. Senate to be an Assistant Secretary of Commerce, where he worked on global telecom reform and privatization. Mr. Good earned his A.B. degree from the University of California, Berkeley and his J.D. from Loyola University's School of Law.

Mr. Good’s qualifications as a director include his experience in the telecom industry with LECs, CLECs, wireless companies and satellite communication firms, as well as his experience on a number of public and private company boards, including as Executive Chairman of a firm that made tandem switches.

A-3

Name:	Richard Katz
Age:	46
Business Phone:	[REDACTED]
Business Address:	[REDACTED]
Principal Occupation:	See below

Since November 2011, Mr. Katz has been Managing Member of Torque Point Advisors, LLC, a consulting firm providing services to business management and investors. From September 2007 to November 2011, Mr. Katz was Chief Financial Officer of ProCure Treatment Centers, a developer and operator of proton radiation centers that has raised more than $800 million in capital in non-recourse project debt, strategic mezzanine and minority interests in subsidiaries, and parent company equity and convertible notes. From August 1988 to January 2007, he was employed in various capacities at Goldman Sachs, most recently as Managing Director in the Fixed Income, Currency and Commodities Division. He also worked in Leveraged Finance within the Investment Banking Division, where he was focused on providing financial advice to telecommunications companies.

Mr. Katz’s qualifications as a director include his experience as an executive officer of a high growth, financially sophisticated business, his expertise in corporate finance, leveraged finance and risk management, and his understanding of the telecommunications industry.

A-4

Name:	Alexander Mashinsky
Age:	47
Business Phone:	[REDACTED]
Business Address:	[REDACTED]
Principal Occupation:	See below

Since 2011, Mr. Mashinsky has served as the Chief Executive Officer of NameSpace, Inc., which originates generic top-level domain names. Before joining NameSpace, Inc., Mr. Mashinsky served as the Founder and Chief Executive Officer of GroundLink, Inc., a global car service company, from 2006 to 2011. In addition, Mr. Mashinsky served as a member of the board of directors of Arbinet-Thexchange, Inc. (currently Arbinet Corporation), an electronic marketplace for communications trading, from 2006 to 2010. Mr. Mashinsky founded Arbinet Corporation in 1995 and served as Chairman and Chief Executive Officer from 1995 to 2000; Comgates Communications, Ltd. a provider of VOIP border session controllers and soft switch technology, in 1998; Elematics, Inc., a technology company focused on SDN and virtualization and network management software, in 2001; and Transit Wireless, LLC, which provides a shared wireless infrastructure for the New York City Transit Authority, in 2004. Mr. Mashinsky has received numerous awards for innovation including being nominated three times by E&Y as entrepreneur of the year in 2002 and 2011, Crain's 2010 Top Entrepreneur and the prestigious 2000 Albert Einstein Technology medal and the Technology Foresight Award for Innovation (presented in Geneva at Telecom 99). Mr. Mashinsky is the author of more than 50 patents relating to exchanges, VOIP, web services and communication.

Mr. Mashinsky's qualifications as a director include over 25 years of experience in the telecommunication services industry, his experience as an executive officer of several high growth companies, and his past service on the board of directors of a public company.

A-5

Name:	John K. Peters
Age:	64
Business Phone:	[REDACTED]
Business Address:	[REDACTED]
Principal Occupation:	See below.

Since August 2002, Mr. Peters has served as an interim chief executive officer and CEO-level coach and consultant for a number of technology companies. From March 2012 to July 2012, he served as the Interim Chief Executive Officer of ViVOtech, Inc., a provider of mobile commerce solutions; ViVOtech entered into a Voluntary Assignment for the Benefit of Creditors in August 2012. From October 2010 to October 2011, Mr. Peters served as the Interim Chief Executive Officer of Adaptive Planning, Inc., a provider of cloud-based corporate performance management solutions for mid-market companies, and from November 2009 to September 2010, he served as the Interim Chief Executive Officer of ShotSpotter, Inc., a provider of gunshot location systems to law enforcement. Mr. Peters also served as the Interim Chief Executive Officer of Anagran, Inc., a provider of traffic management solutions for broadband networks, from October 2008 to February 2009. From January 2006 to September 2008, Mr. Peters was the Chief Executive Officer of Reconnex, Inc. (currently McAfee, Inc.), which develops data loss prevention systems. Mr. Peters has also been the Chief Executive Officer of several other venture capital backed companies, including PocketThis, Inc., an application software provider to mobile carriers, from May 2005 to August 2005; Yipes Enterprise Services, Inc., an enterprise-focused provider of Ethernet network services within and between cities, from November 2003 to September 2004; Netli, Inc. (currently Akamai Technologies, Inc.), a network-based application acceleration service, from August 2002 to October 2003; and Sigma Networks, Inc., a provider of broadband metropolitan area services from 2000 to 2002. Prior to Sigma Networks, from 1995 to 1999, Mr. Peters was executive vice president for Concentric Network Corporation, a business-oriented ISP, where he held various senior management roles leading the operations, engineering, product development, product management, Web hosting services, and corporate development organizations, as well as Chief Operating Officer of Pacific Bell Information Services where he helped launch and operate the residential and business voice mail services for PacBell in California.

Mr. Peters's qualifications as a director include his experience as an executive officer in the telecommunications and data communications industry as well as his experience consulting with companies facing transformative decisions.

A-6

ANNEX B

Written Consent of Each Nominee

[See attached]

B-1

ANNEX C

Completed Neutral Tandem Questionnaires and Written Representations and Agreements of the Nominees

[See attached]

C-1

ANNEX D

Background Information of Persons or Entities on Whose Behalf the Nominations are Sought

Clinton Group, Inc.

Founded in 1991, Clinton Group, Inc. ("CGI") is a Delaware corporation, a SEC Registered Investment Adviser and a Registered Commodity Trading Advisor and a commodity pool operator under the U.S. Commodity Exchange Act. Today, Clinton has over $2.7 billion in assets under management. CGI generally provides portfolio management advisory services to funds and structured product vehicles and invests globally across seven alternative investment strategies. CGI is 100% owned by Clinton Group Equity, Co. and its directors and officers include George E. Hall, Chief Executive Officer, President and Director; John L. Hall, Secretary and Director; Francis Ruchalski, Chief Financial Officer and Director; and Nader Behbehani, Chief Compliance Officer. The primary business address of CGI is 9 W. 57th Street, 26th Floor, New York, NY 10019.

Clinton Magnolia Master Fund, Ltd.

Clinton Magnolia Master Fund, Ltd. ("CMAG"), incorporated in 2007, is a Cayman Islands exempted company for which CGI serves as investment manager. CMAG's investment strategy is focused on seeking capital appreciation while minimizing risk so as to achieve a high risk-adjusted return for all investors through a diverse range of investment strategies, including, without limitation, investments in long/short equity positions, quantitative models, asset-backed securities, distressed debt and activist strategies. The board of directors of CMAG includes Jane Fleming, Dennis Hunter and Roger Hanson. As of the close of business on February 12, 2013, CMAG held 267,450 shares of Neutral Tandem.

Clinton Spotlight Master Fund, L.P.

Clinton Spotlight Master Fund, L.P. ("SPOT"), is a Cayman Islands exempted limited partnership formed in December 2011 for which CGI serves as investment manager. SPOT's investment strategy is focused on investing in underperforming, poorly managed, strategically deficient or miscapitalized public companies that have significant untapped potential to outperform market expectations. Clinton Spotlight GP, LLC, a Delaware limited liability company, is the general partner of SPOT. George Hall is the controlling person of Clinton Spotlight GP, LLC. As of the close of business on February 12, 2013, SPOT held 1,035,883 shares of Neutral Tandem.

Clinton Relational Opportunity Master Fund, L.P.

Clinton Relational Opportunity Master Fund, L.P. ("CREL"), formed in 2012, is a Delaware limited partnership for which CGI serves as investment manager. CREL's investment strategy is focused on investing in small- and mid-cap public companies with untapped opportunities. Clinton GP, Inc. serves as the general partner of CREL and George E. Hall is the principal of Clinton GP, Inc. As of the close of business on February12, 2013, CROP held 305,836 shares of Neutral Tandem.

Clinton Retail Opportunity Partnership, L.P.

Clinton Retail Opportunity Partnership, L.P. ("CROP"), formed in 2011, is a Delaware limited partnership for which CGI serves as investment manager. CROP's investment strategy is focused on investing in small- and mid-cap public companies with untapped opportunities. Clinton GP, Inc. serves as the general partner of CROP and George E. Hall is the principal of Clinton GP, Inc. As of the close of business on February 12, 2013, CROP held109,488 shares of Neutral Tandem.

D-1

George Hall

George E. Hall is the President, Chief Executive Officer and Chief Investment Officer of Clinton Group, Inc. Mr. Hall is ultimately responsible for all final investment and trading decisions, risk management and quantitative analysis. Before founding Clinton Group, Inc. in 1991, Mr. Hall was a vice president at Greenwich Capital Markets, Inc., a leading primary dealer and mortgage securities broker-dealer. He headed the mortgage arbitrage group which traded mortgage securities, interest rate derivatives and futures and options. There he created and implemented the firm’s analytical systems for CMOs and related securities. Prior to his time at Greenwich Capital Markets, he directed the trading of mortgage securities including agency pass throughs, options, whole loans, CMOs and interest rate derivatives at Citicorp Investment Bank. Before pursuing his MBA, Mr. Hall was a nuclear engineer at Tenneco Corporation. Mr. Hall holds a BS from the U.S. Merchant Marine Academy and an MBA from the Wharton School at the University of Pennsylvania.

Additional information can be found in the attached Part 2A of Form ADV of Clinton Group, Inc.

D-2

ANNEX E

Information about the Record Holder and certain related parties

The Record Holder and certain related parties referenced in this Annex E may be deemed to beneficially own, in the aggregate, 1,718,657 shares of Common Stock, representing approximately 5.3% of the Corporation's outstanding voting shares. Share ownership is reported as of February 12, 2013. The percentages used herein are based upon 32,222,896 shares of Common Stock outstanding as of October 31, 2012, as reported in the Corporation's Quarterly Report on Form 10-Q filed with the SEC on November 9, 2012.

Of the 1,718,657 shares of Common Stock owned in the aggregate by the Record Holder and such other parties, such shares of Common Stock may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act as used throughout this Annex E) as follows: (a) 1,718,657 shares of Common Stock may be deemed to be beneficially owned by CGI, by virtue of investment management agreements with CMAG, SPOT, CREL and CROP; (b) 267,450 shares of Common Stock are beneficially owned by CMAG; (c) 1,035,883 shares of Common Stock are beneficially owned by SPOT; (d) 305,836 shares of Common Stock are beneficially owned by CREL; (e) 109,488 shares of Common Stock are beneficially owned by CROP; and (f) 1,718,657 shares of Common Stock may be deemed to be beneficially owned by Mr. George Hall, a United States citizen (together with CGI, CMAG, SPOT, CREL and CROP, "Clinton"), by virtue of his direct and indirect control of CGI, CMAG, SPOT, CREL and CROP. Clinton has also sold options on 56,500 shares of Common Stock with an exercise date of March 16, 2013 and a strike price of $2.50.

The principal business of CGI is to provide investment management services to private individuals and institutions. CMAG, SPOT, CREL and CROP are advised by CGI. The principal business of CMAG, SPOT, CREL and CROP is to invest in securities. George Hall is the President of CGI and his principal business is investment management.

The principal business address of Clinton is 9 West 57th Street, 26th Floor, New York, New York 10019.

CGI has entered into an investment advisory agreement with CMAG, SPOT, CREL and CROP (the "Clinton Investment Advisory Agreements"). The Clinton Investment Advisory Agreements grant CGI discretion, generally, to exercise the rights, powers and privileges with respect to the shares of Common Stock held by CMAG, SPOT, CREL and CROP. In addition, the Clinton Investment Advisory Agreements provide that CMAG, SPOT, CREL and CROP will pay CGI an incentive-based fee. In the event that you believe disclosure of any information related to any of the Clinton Investment Advisory Agreements is required for compliance with the nomination procedures set forth in the Bylaws, we will provide such information upon the execution of a confidentiality agreement in a form mutually acceptable to CMAG, SPOT, CREL or CROP, as applicable, and the Corporation.

Other than as described in this Notice, including this Annex E, none of the following instruments, agreements, rights or other interests are, directly or indirectly, owned beneficially or otherwise held by, or have as a party thereto, as applicable, (i) the Record Holder or any Beneficial Owner or (ii) any member of such Record Holder’s or Beneficial Owner’s immediate family sharing the same household (all such persons, the “Nomination Notice Parties”):

(i)	options, warrants, convertible securities, stock appreciation rights or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares
E-1

(ii)	or other securities of the Corporation or with a value derived in whole or in part from the value of any class or series of shares or other securities of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares or other of the Corporation (each, a "Derivative Security");

(iii)	other direct or indirect opportunities to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Corporation;

(iv)	proxies, contracts, arrangements, understandings or relationships pursuant to which such Nomination Notice Party has a right to vote any shares or other securities of the Corporation;

(v)	rights to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation;

(vi)	any proportionate interest in shares of the Corporation or Derivative Securities held, directly or indirectly, by a general or limited partnership in which such Nomination Notice Party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

(vii)	agreements, arrangements or understandings between such Nomination Notice Party and any other person in connection with or related to the ownership or voting of capital stock of the Corporation or Derivative Securities.

The Record Holder and its affiliates referenced in this Annex E, along with Mr. Katz, may be deemed to have formed a "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Collectively, the group (and each member thereof) may be deemed to have beneficial ownership of a combined 1,720,657 shares of Common Stock, constituting approximately 5.3% of the Corporation's outstanding shares of Common Stock.

E-2

ANNEX F

Two year transaction history of each Participant in the Corporation's Securities

CMAG is currently the owner of 267,450 shares of Common Stock of the Corporation, SPOT is currently the owner of 1,035,883 shares of Common Stock, CREL is currently the owner of 305,836 shares of Common Stock, CROP is currently the owner of 109,488 shares of Common Stock and Mr. Katz is currently the owner of 2,000 shares of Common Stock. The following transaction history shows those trades of CMAG, SPOT, CREL, CROP and Mr. Katz in securities of the Corporation during the past two years. As of the date of this Notice and other than as described in Annex E, CMAG, SPOT, CREL, CROP and Mr. Katz are the only Participants, and the only entities or persons referred to in this Annex F, that own of record or beneficially securities of the Corporation.

CMAG

Common Stock

Trade Date	Amount Acquired (Sold)	Price Per Share
2/14/2011	12,000	18.1592
2/15/2011	25,000	18.1067
2/16/2011	10,000	18.3835
2/16/2011	5,000	18.2864
2/16/2011	10,000	18.3535
2/18/2011	(331,700)	15
2/18/2011	(30,000)	17.5
2/23/2011	30,000	16.6715
2/24/2011	11,370	16.9803
2/25/2011	(4,658)	17.2543
2/28/2011	50,000	17.3864
3/2/2011	10,000	17.0071
3/3/2011	25,000	17.3309
3/8/2011	10,000	16.9869
3/10/2011	5,000	16.508
3/10/2011	20,000	16.5246
3/11/2011	10,643	16.8954
3/11/2011	25,000	16.9675
3/14/2011	4,400	17.5
3/15/2011	44,100	13.7347
3/16/2011	2,500	17.5
3/17/2011	5,000	14.3602
3/17/2011	5,000	14.4436
3/18/2011	25,000	10
3/18/2011	53,100	17.5
3/21/2011	50,000	13.6734
3/24/2011	43,200	14.3839
3/24/2011	37,100	14.2779
3/24/2011	11,000	14.2924
3/24/2011	1,900	14.1171
3/25/2011	148,200	14.7141
3/25/2011	22,800	14.6901
F-1

3/28/2011	(100)	15
3/30/2011	10,000	14.579
3/30/2011	17,000	14.6287
3/31/2011	80,607	14.7084
3/31/2011	18,800	14.6361
4/4/2011	20,000	14.7392
4/4/2011	8,105	14.64
4/4/2011	1,798	14.7194
4/4/2011	2	14.7194
4/5/2011	13,800	14.7026
4/5/2011	30,500	14.8876
4/6/2011	62,400	15.1039
4/6/2011	102	14.995
4/7/2011	28,300	14.9961
4/7/2011	25,800	15.1215
4/8/2011	42,188	15.1701
4/8/2011	58,837	15.1227
4/11/2011	70,443	14.8892
4/15/2011	(27,600)	15
4/19/2011	(1,000)	15.152
5/2/2011	25,000	14.9
5/10/2011	(10,000)	15.9595
5/11/2011	(40,000)	15.986
5/11/2011	(55,000)	15.9832
5/11/2011	(10,000)	15.9714
5/12/2011	(10,000)	16.4252
5/12/2011	(28,300)	16.4371
5/12/2011	(12,600)	16.4196
5/19/2011	(25,000)	16.8874
5/20/2011	(327,400)	15
6/6/2011	(4,400)	15
6/13/2011	(11,000)	15
6/14/2011	30,000	15.8095
6/15/2011	(8,883)	16.1877
6/16/2011	(20,000)	16.3702
6/17/2011	(1,100)	16.4309
6/17/2011	(133,600)	15
6/21/2011	(414)	16.7055
6/21/2011	(5,000)	16.6893
6/23/2011	(18,100)	16.9761
6/23/2011	(9,380)	16.9718
6/24/2011	(10,000)	17.0355
6/27/2011	(12,314)	17.1456
6/28/2011	(30,900)	17.324
6/28/2011	(10,000)	17.3469
6/28/2011	(10,000)	17.2424
6/29/2011	(20,000)	17.4625
6/29/2011	(5,000)	17.4317
7/1/2011	(8,368)	17.3776
7/11/2011	4,400	16.6509

F-2

7/11/2011	20,600	16.8544
7/11/2011	21,000	17.0514
8/4/2011	(15,000)	14.8862
8/4/2011	(55,000)	14.69
8/9/2011	(40,000)	11.7289
8/15/2011	23,000	11.0919
8/15/2011	2,000	10.9885
8/17/2011	1,000	11.076
8/17/2011	19,000	11.1669
8/24/2011	(10,829)	11.4024
8/26/2011	200	10.95
8/26/2011	(200)	11.08
9/6/2011	3,000	10.4267
9/6/2011	4,343	10.2938
9/7/2011	950	10.9284
9/7/2011	2,536	10.9699
9/16/2011	(5,000)	10
10/4/2011	(43,200)	9.8437
10/4/2011	(31,800)	9.8707
11/30/2011	8,403	10.7294
11/30/2011	5,200	10.7035
12/1/2011	10,000	10.8653
12/1/2011	5,000	10.83
12/1/2011	5,000	10.74
12/2/2011	5,000	11.071
12/2/2011	6,847	10.94
12/2/2011	5,000	10.9462
12/22/2011	2,124	10.8201
1/5/2012	10,000	11.0805
1/5/2012	9,000	10.8481
1/5/2012	3,828	10.8418
1/6/2012	(10,000)	11.2059
1/6/2012	3,000	11.38
1/6/2012	7,000	11.1829
1/6/2012	13,000	11.1829
1/9/2012	16,000	11.8408
1/9/2012	270	11.5621
2/17/2012	2,200	12.5
3/5/2012	(25,000)	10.8
3/6/2012	(25,000)	10.85
3/6/2012	(25,000)	10.64
3/28/2012	(100,000)	12.35
4/4/2012	(100,000)	11.72
5/14/2012	(100,000)	12.39
5/15/2012	(50,000)	12.77
5/18/2012	(20,107)	12.64
5/21/2012	6,000	12.9318
5/21/2012	5,000	12.8676
6/1/2012	(50,000)	13.38
6/1/2012	(25,000)	13.2

F-3

6/15/2012	(50,000)	13.28
6/15/2012	(11,100)	12.5
6/29/2012	(461)	13.1811
7/2/2012	(1,512)	13.1563
7/2/2012	(4,560)	13.1712
7/3/2012	(50,000)	13.25
7/12/2012	(6,900)	13.6136
7/13/2012	(17,767)	13.7122
7/20/2012	(13,700)	12.5
8/8/2012	200	12.5025
10/15/2012	5,000	7.8482
10/15/2012	15,494	7.8616
10/16/2012	25,000	7.9918
10/17/2012	16,667	7.994
10/22/2012	(62,361)	7.66
10/26/2012	200	7.805
12/7/2012	100,000	2.35
12/10/2012	49,800	2.4928
12/10/2012	200	2.45
12/11/2012	100,000	2.59
12/11/2012	1,900	2.595
12/14/2012	20,000	2.5587
12/17/2012	(272,100)	2.53
12/18/2012	200	2.669
12/24/2012	(200)	2.66
1/24/2013	9,900	2.8889
1/24/2013	16,500	2.8277
1/24/2013	3,300	2.893
1/24/2013	3,300	2.8565
1/28/2013	20,000	2.6325
1/29/2013	1,650	2.6057
1/29/2013	14,850	2.6626
1/30/2013	54,450	2.7982
2/6/2013	100,000	3.08
2/7/2013	50,000	3.1
2/11/2013	(6,500)	3.2153

SPOT

Common Stock

Trade Date	Amount Acquired (Sold)	Price Per Share
3/5/2012	25,000	10.8
3/6/2012	25,000	10.85
3/6/2012	25,000	10.64
3/16/2012	82,800	10.74
3/28/2012	100,000	12.35
4/4/2012	100,000	11.72
5/14/2012	100,000	12.39
F-4

5/14/2012	10,000	12.5763
5/14/2012	5,000	12.4972
5/15/2012	50,000	12.77
5/18/2012	20,107	12.64
5/18/2012	(7,300)	12.5
5/21/2012	6,000	12.9318
5/21/2012	5,000	12.8676
5/22/2012	5,000	13.0765
5/24/2012	5,000	13.0818
6/1/2012	50,000	13.38
6/15/2012	50,000	13.28
6/15/2012	9,500	12.9865
6/15/2012	4,063	13.1621
6/15/2012	(70,600)	12.5
6/25/2012	3,776	13.0723
6/29/2012	(1,300)	13.41
6/29/2012	(3,690)	13.1811
7/2/2012	(7,056)	13.1563
7/2/2012	(21,280)	13.1712
7/3/2012	25,000	13.25
7/9/2012	(17,282)	13.5779
7/9/2012	(26,250)	13.4534
7/10/2012	(6,000)	13.6621
7/13/2012	(6,433)	13.7122
7/16/2012	(6,000)	13.6552
7/17/2012	(1,455)	13.9
7/18/2012	(3,421)	13.749
7/18/2012	(8,578)	13.7127
7/19/2012	(2,911)	13.8562
7/19/2012	(2,500)	12.5
7/20/2012	(49,800)	12.5
7/23/2012	2,472	13.1921
7/23/2012	3,000	13.1329
7/24/2012	3,762	12.9928
7/24/2012	1,860	12.988
8/21/2012	(3,392)	11.1702
8/22/2012	(4,000)	10.7756
9/11/2012	(14,006)	11.2318
9/13/2012	(800)	11.25
9/21/2012	10,000	9.937
10/1/2012	16,000	8.9682
10/2/2012	4,000	9.1907
10/2/2012	(13,120)	9.2781
10/2/2012	(4,000)	9.2781
10/4/2012	1,786	8.9863
10/4/2012	7,350	9.0254
10/5/2012	(12,160)	7.8012
10/5/2012	(3,440)	7.95
10/8/2012	(20,000)	7.6746
10/11/2012	72,000	7.7593

F-5

10/17/2012	16,667	7.994
10/22/2012	(237,639)	7.66
10/31/2012	100,000	5.06
10/31/2012	25,000	5.1979
11/12/2012	5,000	3.0779
11/12/2012	7,500	3.1558
11/16/2012	20,000	4.5
12/4/2012	8,640	2.3455
12/4/2012	2,000	2.3101
12/7/2012	(50,000)	2.35
12/11/2012	(50,000)	2.59
12/11/2012	3,800	2.595
12/12/2012	50,000	2.78
12/12/2012	95,380	2.84
12/12/2012	31,155	2.8125
12/13/2012	2,500	2.5777
12/13/2012	22,500	2.5581
12/14/2012	50,000	2.5587
12/17/2012	165,000	2.53
12/20/2012	1,800	4.5
12/21/2012	4,700	4.5
1/2/2013	2,500	2.98
1/2/2013	5,275	2.9565
1/3/2013	(30,000)	2.9922
1/4/2013	(9,000)	3.0615
1/4/2013	(600)	3.07
1/4/2013	(2,200)	3.07
1/8/2013	(3,600)	2.8006
1/8/2013	400	2.745
1/8/2013	(6,800)	2.8026
1/8/2013	6,800	2.7087
1/8/2013	15,453	2.7087
1/10/2013	(10,000)	2.9011
1/11/2013	(120)	3
1/11/2013	3,000	2.9998
1/11/2013	(2,880)	3.03
1/16/2013	(6,000)	3.1413
1/16/2013	(3,000)	3.1501
1/17/2013	2,500	3.032
1/17/2013	(2,500)	3.3095
1/17/2013	(2,500)	3.3095
1/17/2013	2,500	3.037
1/18/2013	(3,000)	3.17
1/24/2013	9,900	2.8889
1/24/2013	16,500	2.8277
1/24/2013	3,300	2.893
1/24/2013	3,300	2.8565
1/28/2013	20,000	2.6325
1/29/2013	1,650	2.6057
1/29/2013	14,850	2.6626

F-6

1/30/2013	54,450	2.7982
2/6/2013	200,000	3.04
2/11/2013	(30,000)	3.2153

CREL

Common Stock

Trade Date	Amount Acquired (Sold)	Price Per Share
1/8/2013	(6,800)	2.8026
1/8/2013	6,647	2.7087
1/10/2013	153	2.9067
1/24/2013	10,200	2.8889
1/24/2013	17,000	2.8277
1/24/2013	3,400	2.893
1/24/2013	3,400	2.8565
1/25/2013	26,800	2.7426
1/25/2013	14,000	2.7444
1/25/2013	18,000	2.7256
1/28/2013	10,000	2.6325
1/29/2013	1,700	2.6057
1/29/2013	15,300	2.6626
1/30/2013	56,100	2.7982
1/31/2013	21,900	2.7585
1/31/2013	81,436	2.7679
1/31/2013	5,100	2.7258
2/1/2013	15,000	2.8601
2/1/2013	15,000	2.8406
2/11/2013	(8,500)	3.2153

 CROP

Common Stock

Trade Date	Amount Acquired (Sold)	Price Per Share ($)
5/25/2012	25,000	13.3189
6/1/2012	25,000	13.2
6/8/2012	12,900	13.0192
6/15/2012	8,000	12.9865
6/15/2012	(3,500)	12.5
6/20/2012	15,000	13.0362

F-7

6/20/2012	5,000	12.9798
6/25/2012	3,307	13.1
6/25/2012	3,100	13.0112
6/26/2012	15,021	13.1739
6/29/2012	(462)	13.1811
7/2/2012	(1,512)	13.1563
7/2/2012	(4,560)	13.1712
7/3/2012	25,000	13.25
7/9/2012	(5,761)	13.5779
7/9/2012	(8,750)	13.4534
7/10/2012	(4,000)	13.6621
7/16/2012	(4,000)	13.6552
7/17/2012	(970)	13.9
7/18/2012	(2,282)	13.749
7/18/2012	(5,719)	13.7127
7/20/2012	(5,000)	12.5
7/23/2012	1,648	13.1921
7/23/2012	2,000	13.1329
7/24/2012	2,509	12.9928
7/24/2012	1,240	12.988
8/21/2012	(848)	11.1702
8/22/2012	(1,000)	10.7756
9/11/2012	(3,502)	11.2318
9/13/2012	(200)	11.25
10/1/2012	4,000	8.9682
10/2/2012	1,000	9.1907
10/2/2012	(1,000)	9.2782
10/2/2012	(3,280)	9.2782
10/4/2012	447	8.9863
10/4/2012	1,838	9.0254
10/5/2012	(3,040)	7.8012
10/5/2012	(860)	7.95
10/8/2012	(5,000)	7.6746
10/11/2012	18,000	7.7593
10/15/2012	5,000	7.8482
10/15/2012	15,493	7.8616
10/16/2012	25,000	7.9918
10/17/2012	16,666	7.994
10/18/2012	40,000	8.0867
10/18/2012	5,000	8.0734
10/22/2012	200,000	7.66
10/24/2012	5,000	7.7767
10/24/2012	10,000	7.7608
11/12/2012	5,000	3.0779
11/12/2012	7,500	3.1558
11/16/2012	5,000	4.5
12/4/2012	8,640	2.3455
12/4/2012	2,000	2.3101
12/7/2012	(50,000)	2.35
12/11/2012	(50,000)	2.59

F-8

12/11/2012	3,800	2.595
12/13/2012	2,500	2.5777
12/13/2012	22,500	2.5581
12/14/2012	30,000	2.5587
12/17/2012	107,100	2.53
12/20/2012	1,700	4.5
1/2/2013	2,500	2.98
1/2/2013	5,275	2.9565
1/3/2013	(20,000)	2.9922
1/4/2013	(6,000)	3.0615
1/4/2013	(2,200)	3.07
1/11/2013	(80)	3
1/11/2013	2,000	2.9998
1/11/2013	(1,920)	3.03
1/16/2013	(4,000)	3.1413
1/16/2013	(2,000)	3.1501
1/17/2013	2,500	3.032
1/17/2013	(2,500)	3.3095
1/17/2013	(2,500)	3.3095
1/17/2013	2,500	3.037
1/18/2013	(2,000)	3.17
2/6/2013	(200,000)	3.04
2/6/2013	(100,000)	3.08
2/7/2013	(50,000)	3.1
2/11/2013	(5,000)	3.2153
2/12/2013	(39,750)	3.3485
2/12/2013	10,000	3.4521

Clinton Special Opportunities Master Fund, Ltd.

Common Stock

Trade Date	Amount Acquired (Sold)	Price Per Share ($)
8/4/2011	15,000	14.8807
8/4/2011	55,000	14.69
11/10/2011	11,400	10.134
11/10/2011	1,000	10.1907
11/11/2011	400	10.2293
3/16/2012	(82,800)	10.74
11/15/2012	150,000	2.182
11/16/2012	53,991	2.2507
11/19/2012	35,700	2.1853
11/30/2012	7,144	2.6899
11/30/2012	(5,375)	2.751

F-9

12/4/2012	4,320	2.3455
12/4/2012	1,000	2.3101
12/12/2012	(50,000)	2.78
12/12/2012	(95,380)	2.84
12/12/2012	(59,903)	2.8538
12/12/2012	(400)	2.935
12/21/2012	(41,400)	2.5
12/26/2012	303	2.7

Mr. Katz

Common Stock

Trade Date	Amount Acquired (Sold)	Price Per Share ($)
2/3/12	500	12.5995
2/6/12	500	12.62
2/28/12	150	11.7092
3/6/12	150	10.8692
3/20/12	(100)	12.3501
3/20/12	(200)	12.35
12/14/12	1,000	2.5585

Mr. Mashinsky

Common Stock

Trade Date	Amount Acquired (Sold)	Price Per Share ($)
12/4/12	5,000	2.3512
12/5/12	(5,000)	2.3217

F-10

ANNEX G

Form of Nominee Agreement

Clinton Group, Inc.

9 West 57th Street, 26th Floor

New York, New York 10019

____________, 2013

[Nominee]

[Business Address]

Dear [Nominee]:

This will confirm our understanding as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the "Slate") of an affiliate of the undersigned (the "Nominating Party"), to stand for election as a director of Neutral Tandem, Inc., a Delaware corporation d/b/a Inteliquent ("Inteliquent") in connection with a proxy solicitation (the "Proxy Solicitation") to be conducted by the undersigned and certain other parties in respect of the 2013 annual meeting of stockholders of Inteliquent expected to be held in May 2013 (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting") or appointment or election by other means. You further agree to serve as a director of Inteliquent if so elected or appointed. The undersigned agrees on behalf of the Nominating Party to pay the costs of the Proxy Solicitation.

You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of Inteliquent if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of Inteliquent. Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected, as a director of Inteliquent. In that regard, you are being supplied with (i) a questionnaire (the "Inteliquent Questionnaire") required by the bylaws of and prepared by Inteliquent requesting information relating to your background and qualifications and (ii) a written representation and agreement required by the bylaws of Inteliquent (the "Inteliquent Agreement") that provides, among other things, that you (A) are not and will not become a party to any voting commitment that has not been disclosed to Inteliquent or would limit or interfere with your ability to comply with your fiduciary duties as a director of Inteliquent, if elected, (B) are not and will not become a party to any agreement with any party other than Inteliquent with respect to any direct or indirect compensation, reimbursement or indemnification in connection with your service or action as a director of Inteliquent, except as disclosed to Inteliquent, and (C) would be in compliance, if elected as a director of Inteliquent, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Inteliquent. You also agree to provide us any additional information necessary for the Nominating Party to make appropriate disclosure to Inteliquent and to use in creating the proxy materials to be sent to stockholders of Inteliquent and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation ("Supplemental Information").

You agree that (i) you will promptly complete and sign each of the Inteliquent Questionnaire and Inteliquent Agreement and return hardcopy versions of them, (ii) your responses in each of the Inteliquent Questionnaire and Inteliquent Agreement and any Supplemental Information will be true, complete and correct in all respects, and (iii) you will provide any additional information as may be requested by the

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undersigned. In addition, you agree that, concurrently with your execution of this letter, you will execute and return the attached instrument confirming that you consent to being nominated for election as a director of Inteliquent and, if elected, consent to serving as a director of Inteliquent. Upon being notified that we have chosen you, we may forward your consent and your completed Inteliquent Questionnaire and Inteliquent Agreement (and/or summaries thereof and of Supplemental Information) to Inteliquent, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter.

The undersigned agrees on behalf of the Nominating Party that the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of Inteliquent on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of Inteliquent, if you are elected.

Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Inteliquent Questionnaire, Inteliquent Agreement or Supplemental Information or otherwise in connection with the Proxy Solicitation. You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the undersigned shall promptly assume control of the defense of such claim with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) a release of you from any and all liability in respect of such claim. If you are required to enforce the obligations of the undersigned in this letter in a court of competent jurisdiction, or to recover damages for breach of this letter, the undersigned will pay on your behalf, in advance, any and all expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

Each of us recognizes that should you be elected to the Board of Directors of Inteliquent all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to Inteliquent and to the stockholders of Inteliquent and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a director of Inteliquent.

This letter sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by

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the undersigned and you. This letter shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

CLINTON GROUP, INC.

By:
Name:
Title:

Agreed to and accepted as of the date first written above:

Name: [Nominee]